Exhibit 10.21

Standard Retainer/Meeting Fee Arrangement for Non-Employee Directors

Effective October 19, 2006, Owens Corning’s Compensation Committee amended the standard retainer/meeting fee arrangement for non-employee directors to provide as follows:

-	Non-employee directors receive an annual board retainer of $125,000. Effective January 1, 2007, the annual board retainer will be provided in the form of 50% cash and 50% in restricted shares of Owens Corning common stock valued as of the first trading day of the year.

-	The Chair of the Audit Committee receives an additional annual retainer of $15,000, and the Chairs of all other board committees receive an additional annual retainer of $10,000.

-	Directors receive meeting fees of $1,500 per meeting for attendance at each Board meeting, at each Committee meeting of which the director is a member, and at each other function which the director is requested by Owens Corning to attend.

-	Each new director is eligible for a grant of 6,000 restricted shares of Owens Corning common stock upon initial election or appointment to the Board.

For periods prior to October 19, 2006, director compensation provided for an annual board retainer of $100,000, an annual retainer of $7,500 for Committee Chairs, and meeting fees of $1,500 per meeting for attendance at each Committee meeting of which the director was a member and at each other function which the director was requested by Owens Corning to attend.